SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Filed by a Party other than the Registrant [   ]

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[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[   ]      Definitive Additional Materials

[   ]      Soliciting Material Pursuant to §240.14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OGE Energy Corp.

Proxy Statement
and Notice of Annual Meeting

May 21, 2009

OGE Energy Corp.

Contents

	Page

Chairman’s Letter	ii	Notice of Annual Meeting of Shareowners
		and Proxy Statement
Notice of Annual Meeting of Shareowners	iii

Proxy Statement	1	Thursday, May 21, 2009, at 10:00 a.m.

Proposal No. 1 - Election of Directors	3	National Cowboy and Western Heritage Museum
		1700 Northeast 63rd Street
Information Concerning the Board of Directors	7	Oklahoma City, Oklahoma

Proposal No. 2 - Ratification of the Appointment of	14
Ernst & Young LLP as the Company’s Principal
Independent Accountants for 2009

Report of Audit Committee	15

Executive Officers’ Compensation	17
Compensation Discussion and Analysis	17
Summary Compensation Table	26
Grants of Plan-Based Awards Table	28
Outstanding Equity Awards at Fiscal	29
Year-End Table
Option Exercises and Stock Vested Table	30
Pension Benefits Table	30
Nonqualified Deferred Compensation Table	32
Compensation Committee Report	33
Potential Payments upon Termination or	34
Change of Control

Security Ownership	36

Equity Compensation Plan Information	37

Proposal No. 3 - Shareowner Proposal to Eliminate	37
Classification of the Terms of the Directors

Section 16(a) Beneficial	40
Ownership Reporting Compliance

Shareowner Proposals	40

Householding Information	40

Map	41

(i)

OGE Energy Corp.

March 31, 2009

Dear Shareowner:

You are cordially invited to attend the annual meeting of OGE Energy Corp. at 10:00 a.m. on Thursday, May 21, 2009, at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma.

The matters to be voted on at the meeting are described in the Notice of Annual Meeting of Shareowners and Proxy Statement on the following pages.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience. Again this year, in addition to telephone voting, you also have the option of voting by the Internet. Instructions are included on the proxy card. Your vote will be greatly appreciated.

Those arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on our current operations and outlook.

Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours, /s/ Peter B. Delaney Peter B. Delaney Chairman of the Board, President and Chief Executive Officer

(ii)

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of OGE Energy Corp. will be held on Thursday, May 21, 2009, at 10:00 a.m. at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, for the following purposes:

(1) To elect four directors;
(2) To ratify the appointment of Ernst & Young LLP as our prinicipal independent accountants for 2009;
(3) To consider a shareowner proposal to eliminate the classification of the terms of the directors, if properly presented; and
(4) To transact such other business as many properly come before the meeting.

The map on page 41 will assist you in locating the National Cowboy and Western Heritage Museum.

Shareowners who owned stock on March 23, 2009, are entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at our principal offices at 321 North Harvey, Oklahoma City, Oklahoma 73102.

/s/ Carla D. Brockman Carla D. Brockman Vice President - Administration and Corporate Secretary
Dated: March 31, 2009
IMPORTANT - YOUR PROXY CARD IS ENCLOSED IN THIS ENVELOPE

To assure your representation at the meeting, please vote your shares by the Internet, by telephone or by signing, dating and returning the proxy card promptly in the enclosed envelope. No postage is required for mailing in the United States. If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or other nominee confirming your beneficial ownership of the shares.

(iii)

Proxy Statement                                                         March 31, 2009

Introduction

The Annual Meeting of Shareowners of OGE Energy Corp. (the “Company”) will be held at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, on May 21, 2009, at 10:00 a.m. For the convenience of those shareowners who may attend the meeting, a map is printed on page 41 that gives directions to the National Cowboy and Western Heritage Museum. At the meeting, we intend to present the first three items in the accompanying notice for action by the owners of the Company’s Common Stock. The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Your Board of Directors is sending you this proxy statement in connection with the solicitation of your proxy for use at the Annual Meeting. When you vote by Internet, by telephone or by mail, you appoint Peter B. Delaney, Luke R. Corbett and Robert Kelley as your representatives at the Annual Meeting. Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, as you have instructed them, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting, just in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, under your proxy, in accordance with their best judgment.

Voting Procedures; Revocation of Proxy

You may vote by mail, by telephone, by Internet, or in person. To vote by mail, simply complete and sign the proxy card and mail it in the enclosed, prepaid and preaddressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the four named nominees for director, FOR the ratification of Ernst & Young LLP as the Company’s principal independent accountants for 2009 and AGAINST the shareowner proposal to eliminate the classification of the terms of the directors.

Shareowners of record also may vote by the Internet or by using the toll-free number listed on the proxy card. Telephone and Internet voting also is available to shareowners who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan (“DRIP/DSPP”) and the OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan (the “Retirement Savings Plan”). The telephone voting and Internet voting procedure is designed to verify shareowners through use of a number that is provided on each proxy card. This procedure allows you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your proxy card for specific instructions.

If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting by Internet, by telephone or by voting at the meeting. Alternatively, you may provide a written statement to the Company (attention Carla D. Brockman, Vice President - Administration and Corporate Secretary) of your intention to revoke your proxy.

Record Date; Number of Votes

If you owned shares of our Common Stock at the close of business on March 23, 2009, you are entitled to one vote per share upon each matter presented at the meeting.

On March 1, 2009, there were 94,984,199 shares of Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading “Security Ownership,” no person holds of record or, to our knowledge, beneficially owns more than 5% of our Common Stock.

Expenses of Proxy Solicitation

We will pay all costs associated with preparing, assembling and mailing the proxy cards and proxy statements. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareowners. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone, Internet and/or telegraph. In addition, we have retained Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies, at a fee of approximately $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Proxy Statement and Annual Report

This proxy statement, the enclosed proxy and the enclosed Annual Report were mailed on or about March 31, 2009 to all of our shareowners who owned stock on March 23, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting To Be Held on May 21, 2009.

1.	The proxy statement and our Annual Report are available at: http://bnymellon.mobular.net/bnymellon/oge.

2.	The Annual Meeting of Shareowners of the Company will be held at the National Cowboy and Western Heritage Museum, 1700 Northeast 63rd Street, Oklahoma City, Oklahoma, on May 21, 2009, at 10:00 a.m.

3.	The matters to be voted upon are:

(1)	The election of four directors;

(2)	The ratification of the appointment of Ernst & Young LLP as our principal independent accountants for 2009;

(3)	The consideration of a shareowner proposal to eliminate the classification of the terms of the directors, if properly presented; and

(4)	The transaction of such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the four named nominees for director, FOR the ratification of Ernst & Young LLP as the Company’s principal independent accountants for 2009 and AGAINST the shareowner proposal to eliminate the classification of the terms of the directors.

4.	The following materials are available at http://bnymellon.mobular.net/bnymellon/oge:

(1)	Notice of Annual Meeting

(2)	Proxy Statement

(3)	Annual Report

5.	Your proxy card will contain an identification number that you can use to vote by telephone or over the Internet.

6.	For the convenience of those shareowners who may attend the meeting, a map is printed on page 41 that gives directions to the National Cowboy and Western Heritage Museum.

Voting Under Plans

If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.

If you are a participant in our Retirement Savings Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority under New York Stock Exchange Rules to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, including the election of directors and ratification of the auditors. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm, however, cannot vote customers’ shares on non-routine matters, such as the shareowner proposal. Accordingly, these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

In order for your shares to be voted on all matters presented at the meeting, we urge all shareowners whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

PROPOSAL NO. 1 -

ELECTION OF DIRECTORS

The Board of Directors of the Company is classified into three groups that are to be as equal in number as possible. One class of directors is elected at each year’s Annual Meeting for a three-year term and to continue in office until their successors are elected and qualified. The Board presently consists of ten members. The following four persons are the nominees of the Board to be elected for a three-year term at the Annual Meeting to be held on May 21, 2009: Mr. Wayne H. Brunetti, Mr. John D. Groendyke, Mr. Robert Kelley and Mr. Robert O. Lorenz. Each of these individuals nominated for election at the Annual Meeting is currently a director of the Company. Mr. Wayne H. Brunetti was appointed as a new director of the Company and the Company’s principal subsidiary, Oklahoma Gas and Electric Company (“OG&E”), on August 19, 2008. In addition, each of the other directors of the Company during 2008 also was a director of OG&E.

The enclosed proxy, unless otherwise specified, will be voted in favor of the election as directors of the previously listed four nominees. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. No nominee or director owns more than 0.3% of any class of voting securities of the Company.

For the nominees described herein to be elected as directors, they must receive the affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote. Withholding authority is treated as a vote against.

INFORMATION ABOUT DIRECTORS AND NOMINEES

The following contains certain information as of March 1, 2009, concerning the four nominees for director, as well as the directors whose terms of office extend beyond the Annual Meeting on May 21, 2009.

Nominees for Election for Term Expiring at 2012 Annual Meeting of Shareowners

WAYNE H. BRUNETTI, 66, is a retired Chairman of the Board and Chief Executive Officer of Xcel Energy Inc., which provides electricity and natural gas services in eight Western and Midwestern states. Mr. Brunetti served as Xcel Energy’s chairman and chief executive officer from 2001 to 2005. Mr. Brunetti also served as chairman, president and chief executive officer of Xcel Energy’s various predecessor companies, including New Century Energies, Public Service Company of Colorado and Southwestern Public Service Company. Mr. Brunetti began his career at Florida Power & Light in 1964. Mr. Brunetti also recently served on the Board of Synenco Energy, a Canadian oil sands company. Mr. Brunetti has been a director of the Company and of OG&E since August 2008, and is a member of the audit committee and the compensation committee of the Board.

PHOTO

JOHN D. GROENDYKE, 64, is Chairman of the Board and Chief Executive Officer of Groendyke Transport, Inc., a bulk truck transportation company in Enid, Oklahoma. Mr. Groendyke has worked at Groendyke Transport, Inc. since 1965. Mr. Groendyke also serves in various capacities at subsidiaries of Groendyke Transport, Inc., including Chairman of the Board and President of Bell Transport, Inc.; Oringderrf Tank Line, Inc.; Transport Company, Inc. and Triple “A” Transport and Chairman of the Board of James, Inc. Mr. Groendyke has been a director of the Company and of OG&E since January 2003, and is a member of the compensation committee and the nominating and corporate governance committee of the Board.

PHOTO

ROBERT KELLEY, 63, is President of Kellco Investments Inc., a private investment company. Prior to May 1, 2001, he served as Chairman of the Board of Noble Affiliates, Inc., an independent energy company with exploration and production operations in the United States and international operations in China, Equador, Equatorial Guinea and the U.K. sector of the North Sea. Prior to October 2, 2000 he also served as President and Chief Executive Officer of Noble Affiliates, Inc. and of its three subsidiaries: Samedan Oil Corporation, Noble Gas Marketing, Inc. and Noble Trading, Inc. Mr. Kelley also serves as a member of the Board of Directors and audit committees of Cabot Oil and Gas Corporation and Smith International, Inc.  Mr. Kelley is a certified public accountant and his prior experiences include working for a public accounting firm and teaching accounting at two universities. Mr. Kelley has been a director of the Company and OG&E since December 1996, and is chairman of the audit committee of the Board and is a member of the compensation committee and of the executive committee of the Board.

PHOTO

ROBERT O. LORENZ, 62, is a retired partner of the Arthur Andersen accounting firm. Mr. Lorenz joined Arthur Andersen in 1969, became a partner in 1982, was named managing partner of the Oklahoma City office in 1994 and was named managing partner of the Oklahoma practice in 2000, the position he held until November 2002, when he retired. Mr. Lorenz serves on the Board of Directors and audit committees of Panhandle Oil and Gas, Inc. and Infinity Energy Resources, Inc. Mr. Lorenz also is on the Board of Directors of the United Way of Central Oklahoma. Mr. Lorenz served on the Board of Directors of Kerr-McGee Corporation until September 1, 2006 when Kerr-McGee was acquired by Anadarko Petroleum Corporation. Mr. Lorenz has been a director of the Company and OG&E since July 2005, and is a member of the audit committee and the nominating and corporate governance committee of the Board.

PHOTO

Directors Whose Terms Expire at 2011 Annual Meeting of Shareowners

KIRK HUMPHREYS, 58, is the Chairman and Manager of The Humphreys Company, LLC and Board member and Manager of Carlton Landing, LLC. He has been active in the development and acquisition of commercial real estate in Oklahoma and surrounding states. He was elected Mayor of Oklahoma City in 1998 and re-elected in 2002. Mr. Humphreys serves as vice chairman of the Greater Oklahoma City Chamber of Commerce and the chairman of the Oklahoma District Council of the Urban Land Institute. He is a trustee of the Oklahoma City Airport Trust and the Oklahoma Industries Authority. He serves on the boards of the Oklahoma State Fair and Native American Cultural and Educational Authority. Mr. Humphreys has been a director of the Company and of OG&E since November 2007, and is a member of the audit committee and the compensation committee of the Board.

PHOTO

LINDA PETREE LAMBERT, 69, is President of LASSO Corporation, a diversified oil and gas investment company, and President of Enertree, L.L.C., also an oil and gas investment company. Ms. Lambert also serves as Chairman of the Board of Mercy Health Center and a member of the Board of Directors of InvesTrust, a privately held trust company, Oklahoma Water Resources Board, Oklahoma City Public Schools Trust, International Longevity Center and the United Way of Central Oklahoma. Ms. Lambert has been a director of the Company and of OG&E since November 2004, and is a member of the audit committee and the nominating and corporate governance committee of the Board.

PHOTO

LEROY C. RICHIE, 67, serves as of counsel to the Detroit-based law firm of Lewis & Munday, P.C., one of the oldest and largest law firms in the nation founded by minorities. From 1998 to 2004, Mr. Richie was chairman and CEO of Q Standards World Wide Inc. and Capitol Coating Technologies Inc., and President of Intrepid World Communications. Mr. Richie also has served as Vice President and General Counsel for Automotive Legal Affairs of Chrysler Corporation and as director of the New York office of the Federal Trade Commission. Mr. Richie served on the Board of Directors of Kerr-McGee Corporation from 1998 to 2006, the last three years as chairman of the Audit Committee. He currently serves as a director of Digital Ally Inc., Infinity Energy Resources Inc., Vibration Control Technologies, LLC, Great Lakes Assemblies, LLC, Gulf Shore Assemblies, LLC and River Source Investment Funds. Mr. Richie has been a director of the Company and of OG&E since November 2007, and is a member of the compensation committee and the nominating and corporate governance committee of the Board.

PHOTO

Directors Whose Terms Expire at 2010 Annual Meeting of Shareowners

LUKE R. CORBETT, 62, is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He had been employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee Corporation on September 1, 2006, having served as Chairman and Chief Executive Officer since 1997; President and Chief Operating Officer from 1995 to 1997; and Group Vice President from 1992 to 1995. Mr. Corbett also serves as a member of the Board of Directors of Noble Corporation and Anadarko Petroleum Corporation, which acquired Kerr-McGee Corporation on September 1, 2006. Mr. Corbett has been a director of the Company and OG&E since December 1996. He serves as Lead Director of the Board and is chairman of the compensation committee and a member of the executive committee of the Board.

PHOTO

PETER B. DELANEY, 55, is Chairman, President and Chief Executive Officer of the Company and OG&E. From January 2007 until September 2007, Mr. Delaney was President and Chief Operating Officer of the Company and OG&E. From 2004 to January 2007 he was Executive Vice President and Chief Operating Officer of the Company and OG&E. From 2002 to 2004, Mr. Delaney was Executive Vice President, Finance and Strategic Planning for the Company and has served since 2002 as the Chief Executive Officer of the Company’s Enogex LLC subsidiary. Mr. Delaney has been a director of the Company and OG&E since January 2007.

PHOTO

J.D. WILLIAMS, 71, is founder and a former member of Williams & Jensen, P.C., a law firm in Washington, D. C., having resigned as a member of the firm in 1991 and having retired as an employee of the firm in December 2004. He has agreed to make himself available as an independent contractor to provide limited services to the firm through December 31, 2010. Mr. Williams is involved in various civic and related matters. Mr. Williams has been a director of the Company and of OG&E since January 2001, and is chairman of the nominating and corporate governance committee of the Board and is a member of the compensation committee and of the executive committee of the Board.

PHOTO

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the election of the four nominees as director. Withholding authority is treated as a vote against.

The Board of Directors recommends a vote “FOR” the election of the four nominees as director. Proxies solicited by the Board of Directors will be voted “FOR” the election of the four nominees as director, unless a different vote is specified.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors was also a director of OG&E during 2008. The Board of Directors of the Company and OG&E met on ten occasions during 2008 and had five executive committee meetings during 2008. Each director attended at least 95% of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served.

Committees. The standing committees of the Company’s Board of Directors include a compensation committee, an audit committee, a nominating and corporate governance committee and an executive committee.

The members of these committees, the general functions of the committees and number of committee meetings in 2008, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2008

Compensation Committee: Luke R. Corbett* Wayne H. Brunetti** John D. Groendyke Kirk Humphreys Robert Kelley*** Leroy C. Richie J.D. Williams	Oversees • compensation of directors and principal officers • executive compensation policy • benefit programs	7

Audit Committee: Wayne H. Brunetti** Kirk Humphreys Robert Kelley* Linda Petree Lambert Robert O. Lorenz	Oversees financial reporting process • evaluate performance of independent auditors • select independent auditors • discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination • review interim financial statements and annual financial statements to be included in Form 10-K	5

Nominating and Corporate Governance Committee: John D. Groendyke Linda Petree Lambert Robert O. Lorenz Leroy C. Richie J.D. Williams*	Reviews and recommends • nominees for election as directors • membership of director committees • succession plans • various corporate governance issues	5

Executive Committee: Luke R. Corbett Robert Kelley J.D. Williams	Performs duties of the Board during intervals between Board meetings	5

* Chairperson
** Mr. Brunetti has been a member of the Compensation Committee and the Audit Committee since October 1, 2008.
*** Mr. Kelley was a member of the Compensation Committee until October 1, 2008.

Corporate Governance

Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines that set forth the Company’s corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company’s shareowners by creating a valuable long-term business.

The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board’s belief that the chief executive officer (“CEO”) should be the only Company executive serving as a director, except as may be part of the succession process described below. Absent approval of the Nominating and Corporate Governance Committee, no director may be nominated to a new term if he or she would be older than 70 at the time of election. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board’s consideration. The Guidelines provide that, except for employment arrangements with the CEO and President, the Company will not engage in transactions with directors or their affiliates if such transactions would cast into doubt the independence of a director, present the appearance of a conflict of interest, or are otherwise prohibited by law, rule or regulation.

The Guidelines provide that the Compensation Committee of the Board will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2008.

The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company’s independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2008, the independent directors met in executive session nine times.

Our Code of Conduct, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including, our chief financial officer and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the legislative and other governance requirements of the New York Stock Exchange. All of our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, are available for public viewing on the OGE Energy web site at www.oge.com under the heading Investor Relations, Corporate Governance. Copies of our corporate governance material also are available without charge to shareowners who request them. Requests must be in writing and sent to: Corporate Secretary, OGE Energy Corp., 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321.

Director Independence. The Board of Directors of the Company currently has ten directors, nine of whom are independent within the meaning of the New York Stock Exchange listing standards. Our Chairman, President and CEO is the only director who is not considered independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•

A director who is or was an employee, or whose immediate family member is or was an executive officer of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

•

A director who received, or whose immediate family member received, more than $120,000 during any twelve-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period in such compensation;

•

A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

•

A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

•

A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

•

A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries’ present executives is or was serving on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship;

•

No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the directors ability to exercise his or her independent judgment as a director.

For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from OG&E at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: Wayne H. Brunetti; Luke R. Corbett; John D. Groendyke; Kirk Humphreys; Robert Kelley; Linda Petree Lambert; Leroy C. Richie; Robert O. Lorenz; and J. D. Williams. Mr. Delaney does not meet the aforementioned independence standards because he is the current Chairman, President and CEO and an employee of the Company.

Standing Committees. The standing committees of the Board of Directors include - audit; compensation; and nominating and corporate governance. All members of these committees are independent directors who are nominated and approved by the Board each year. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.oge.com under the heading Investor Relations, Corporate Governance. The Board of Directors also has established a standing executive committee, whose members are all independent. The duties and responsibilities of these Board committees are reviewed regularly and are outlined above.

Audit Committee Financial Expert. The Board has determined that Mr. Robert Kelley meets the Securities and Exchange Commission definition of audit committee financial expert.

Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the compensation committee of the Board of Directors (the “Compensation Committee”) has broad authority to develop and implement the Company’s compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers

•	evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers

•	recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans

•	administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee

•	approve all grants of stock options and other equity-based awards

•	review and approve employment, severance or termination arrangements for any executive officers

•	review Board compensation

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) “outside directors” for the purpose of Section 162(m) of the Internal Revenue Code (the “Code”).

The process for setting director and executive compensation in 2008 involved numerous steps. In 2007, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”) as its executive compensation consultant for 2008. Mercer and the Compensation Committee selected two peer groups of companies for purposes of targeting executive compensation as discussed in more detail under “Compensation Discussion and Analysis” on page 17 below.

The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) an objective scoring by such individual’s supervisor of various competencies, including the individual’s management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. These reviews were used by the CEO and Chief Operating Officer (“COO”) in making compensation recommendations to the Compensation Committee.

The balance of the process for setting director and executive compensation for 2008 involved actions taken by the Compensation Committee. The Compensation Committee met in November 2007 and February 2008 to address 2008 compensation. At the November 2007 meeting, the Compensation Committee reviewed with the CEO and COO the performance evaluations of each member of management (other than the CEO), with the CEO giving his performance evaluation of the COO. The Compensation Committee at its November 2007 meeting also reviewed and discussed with the CEO and COO their recommendations for each member of management (other than the CEO) of 2008 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO’s performance at its November 2007 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2008. Following these discussions, the Compensation Committee set 2008 salaries and, subject to potential adjustment at its meeting in February 2008, target annual incentive awards and target long-term compensation awards for each member of management. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or long-term incentives were not set at this meeting; but, instead, were left for consideration at the scheduled meeting in February 2008. At its meeting in November 2007, the Compensation Committee also reviewed and set compensation for the directors, which is described below under “Director Compensation.”

Prior to the Compensation Committee’s meeting in February 2008, the Company’s senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2008 annual incentive awards or 2008 long-term compensation awards to occur.

At the Compensation Committee’s meeting in February 2008, the Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2008 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2008 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted entirely of performance units, as well as the amount of performance units that would be granted.

Lead Director. In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has appointed Luke R. Corbett to serve in the role of lead director. The non-management lead director chairs executive sessions of the Board conducted without management. These sessions will be held at least twice annually and were held nine times in 2008.

Communications with the Board of Directors. Shareowners and other interested parties who wish to communicate with members of the Board, including the Lead Director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

The Company encourages each of its Board members to attend the Annual Meeting and the directors are expected to attend whenever reasonably possible. All of the Board members then serving attended the Annual Meeting in 2008.

Prohibition on Loans. The Company’s Stock Incentive Plan prohibits all loans to executive officers.

Auditors; Audit Partner Rotation. As described on page 14, the Company is requesting that the shareowners ratify the selection of Ernst & Young LLP as the Company’s principal independent accountants for 2009. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines. During 2004, the Company established stock ownership guidelines for its directors and officers. These guidelines were reviewed and revised by the Compensation Committee in 2008. The terms of these guidelines are explained on page 24 in Compensation Discussion and Analysis.

Shareowner Nominations for Directors. It is expected that the nominating and corporate governance committee will consider nominees recommended by shareowners in accordance with our By-laws. Our By-laws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareowners, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth certain information concerning you and the nominee(s), including each nominee’s name and address, a representation that you are entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in your notice, a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made by you, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) and the consent of each nominee to serve as a director if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In considering individuals for nomination as directors, the nominating and corporate governance committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. Mr. Wayne H. Brunetti, who was elected to the Board in August 2008, was recommended to the nominating and corporate governance committee as a potential candidate by Peter B. Delaney, the Company’s Chairman, President and CEO. Following an evaluation of Mr. Brunetti’s qualifications and interviews of Mr. Brunetti by members of the nominating and corporate governance committee of the Board, Mr. Brunetti was recommended by the nominating and corporate governance committee for election to the Board in August 2008.

The nominating and corporate governance committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the nominating and corporate governance committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the nominating and corporate governance committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareowner perception, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees. In recommending Mr. Brunetti for election for the Board in August 2008, the nominating and corporate governance committee gave significant weight to Mr. Brunetti’s prior utility industry experience, including his having been the chief executive officer of Xcel Energy Inc. The nominating and corporate governance committee will evaluate candidates recommended by shareowners on the same basis as they evaluate other candidates.

Director Compensation. Compensation of non-officer directors of the Company during 2008 included an annual retainer fee of $91,000, of which $2,917 was payable monthly in cash and $56,000 was deposited in the director’s account under the Company’s Deferred Compensation Plan in December 2008 and converted to 2,362.869 common stock units based on the closing price of the Company’s Common Stock on December 1, 2008. All non-officer directors received $1,200 for each Board meeting and $1,200 for each committee meeting attended. The lead director and the chairman of the audit committee received an additional $10,000 cash retainer. The chairmen of the compensation and nominating and corporate governance committees received an additional $5,000 annual cash retainer in 2008. Each chairman of a board committee also received a meeting fee of $1,200 for each meeting (either in person or by phone) with management to address committee matters. Each member of the audit committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E during 2008. In addition, for his service on the board of directors of an affiliate of the Company, OGE Enogex GP LLC, Mr. Lorenz received an additional amount of $75,854 from OGE Enogex GP LLC in 2008 representing his annual cash retainer for non-employee directors of OGE Enogex GP LLC. Mr. Lorenz ceased serving as a director of OGE Enogex GP LLC in December 2008.

Under the Company’s Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first day of the month in which the deferred amounts otherwise would have been paid. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company’s Deferred Compensation Plan. During 2008, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company’s Common Stock, a money market fund, a bond fund and several stock funds. When an individual ceases to be a director of the Company, all amounts credited under the Company’s Deferred Compensation Plan are paid in cash in a lump sum or installments as provided in the Deferred Compensation Plan. As described under “Executive Officers’ Compensation - Nonqualified Deferred Compensation Table,” in certain circumstances, participants may also be entitled to in-service withdrawals from the Deferred Compensation Plan.

Historically, for those directors who retired from the Board of Directors after ten years or more of service, the Company and OG&E continued to pay their annual cash retainer until their death. In November 1997, the Board eliminated this retirement policy for directors. Directors who retired prior to November 1997, however, will continue to receive benefits under the former policy.

Director Compensation

Name	Fees	Stock	Option	Non-Equity	Change in	All Other	Total
	Earned or	Awards	Awards	Incentive Plan	Pension	Compensation	($)
	Paid in	($)(1)	($)	Compensation	Value and	($)
	Cash			($)	Nonqualified
	($)				Deferred
					Compensation
					Earnings
					($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Wayne H. Brunetti	$21,468	$56,000	0	0	0	0	$77,468
Herbert H. Champlin (2)	$26,685	0	0	0	0	0	$26,685
Luke R. Corbett	$75,987	$56,000	0	0	0	0	$131,987
John D. Groendyke	$59,787	$56,000	0	0	0	0	$115,787
Kirk Humphreys	$65,204	$56,000	0	0	0	0	$121,204
Robert Kelley	$84,387	$56,000	0	0	0	0	$140,387
Linda Petree Lambert	$66,404	$56,000	0	0	0	0	$122,404
Robert O. Lorenz (3)	$140,641	$56,000	0	0	0	0	$196,641
Leroy C. Richie	$63,804	$56,000	0	0	0	0	$119,804
Ronald H. White, M.D. (2)	$25,485	0	0	0	0	0	$25,485
J.D. Williams	$73,604	$56,000	0	0	0	0	$129,604

(1)

Amounts in this column represent the dollar value of the annual retainer that was deposited in the director’s account under the Directors’ Deferred Compensation Plan. At December 31, 2008, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Brunetti, 2,362.8692 common stock units; Mr. Corbett, 48,810.70 common stock units; Mr. Groendyke, 16,281.8851 common stock units; Mr. Humphreys, 6,071.9358 common stock units; Mr. Kelley, 43,220.8309 common stock units; Ms. Lambert, 9,490.2957 common stock units; Mr. Lorenz, 14,852.8161 common stock units; Mr. Richie, 4,004.6437 common stock units; and Mr. Williams, 15,432.3728 common stock units.

(2)	Mr. Herbert H. Champlin and Dr. Ronald H. White retired from the Board effective at the 2008 Annual Meeting.
(3)

In addition to serving on our Board of Directors, Mr. Robert O. Lorenz also served as a director of OGE Enogex GP LLC, an affiliate of the Company, for which he earned fees of $75,854 in 2008. This amount is included in the column “Fees Earned or Paid in Cash.”

PROPOSAL NO. 2 -
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2009

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2009. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareowners ratify the appointment of Ernst & Young LLP as the Company’s principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify appointment, the Audit Committee may investigate the reasons for the shareowners’ rejection and may consider whether to retain Ernst & Young LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareowners.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareowners at the Annual Meeting.

The affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Ernst & Young LLP as the Company’s principal independent accountants for 2009. Abstentions from voting in this matter are treated as votes “AGAINST.”

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s principal independent accountants. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment of the Company’s principal independent accountants, unless a different vote is specified.

REPORT OF AUDIT COMMITTEE

The audit committee of the Board of Directors of the Company (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee has five members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the New York Stock Exchange, where the Company’s shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.

In fulfilling its oversight responsibilities regarding the 2008 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the Company’s independent auditors the Company’s 2008 financial statements and management’s assessment of the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company’s internal control over financial reporting. Our review with the independent auditors included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures received by the Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board.

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2009. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2008.

Fees for Independent Auditors

Audit Fees

Total audit fees for 2008 were $2,474,100 for the Company’s 2008 financial statement audit. These fees include $1,560,000 for the integrated audit of the Company’s annual financial statements and its internal control over financial reporting and $471,500 for services in support of debt and stock offerings. Total audit fees for 2007 were $2,302,000 for the Company’s 2007 financial statement audit. These fees include $1,570,000 for the integrated audit of the Company’s annual financial statements and its internal control over financial reporting and $332,000 for services in support of debt and stock offerings.

The aggregate audit fees include fees billed for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. For 2008, this amount includes estimated billings for the completion of the 2008 audit, which were rendered after year-end.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2008 were $117,400, of which $99,000 was for employee benefit plan audits and $18,400 for other audit-related services.

The aggregate fees billed for audit-related services for the fiscal year ended December 31, 2007 were $112,000, of which $94,500 was for employee benefit plan audits and $17,500 for other audit-related services.

Tax Fees

The aggregate fees billed for tax services for the fiscal year ended December 31, 2008 were $374,100. These fees include $143,330 for tax preparation and compliance ($70,500 for the review of Federal and state tax returns and $72,830 for assistance with examinations and other return issues) and $230,770 for other tax services.

The aggregate fees billed for tax services for the fiscal year ended December 31, 2007 were $363,590. These fees include $160,765 for tax preparation and compliance ($65,960 for the review of Federal and state tax returns and $94,805 for assistance with examinations and other return issues) and $202,825 for other tax services.

All Other Fees

There were no other fees billed by the independent auditors to the Company in 2008 or 2007 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company’s principal independent public accountants is compatible with maintaining auditor independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company’s independent public accountants for 2009.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent public accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2008, 100% of the audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee

Robert Kelley, Chairman

Wayne H. Brunetti, Member*

Kirk Humphreys, Member

Linda Petree Lambert, Member

Robert O. Lorenz, Member

*   Mr. Brunetti has been a member since October 1, 2008.

EXECUTIVE OFFICERS’ COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

General. The Compensation Committee of the Board of Directors of the Company (the “Committee”) administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should be substantially performance-based and should align the interests of our executives with those of our shareowners. The Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.

Three key components of our executive compensation program are salary, annual incentive awards under our Annual Incentive Compensation Plan and long-term incentive awards under our Stock Incentive Plan. Both the Annual Incentive Compensation Plan and Stock Incentive Plan have been approved by our shareowners. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income. The Committee’s intent in setting salaries is to pay competitive rates based on an individual’s experience and level of performance. The annual and long-term incentive awards of an executive’s compensation are directly linked to performance. Payouts of these portions of an executive’s compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareowners and the Company, both in the long and short term. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement over a three-year period of specific Company performance goals that are tied directly to the performance of the Company’s stock or to factors that affect the performance of the Company’s stock.

Our executive compensation program recognizes that our senior executives are in a position to influence directly the Company’s achievement of targeted results and strategic initiatives. For this reason, as an individual’s position and responsibilities increase, a greater portion of the officer’s compensation is at risk and consists of performance-based pay dependent on the achievement of performance objectives. This is shown by the level of salaries, annual incentive awards and long-term incentive awards set for our six most highly paid executive officers in 2008. For these executive officers, salary represented from 26% to 54% of the potential amount that could be received through achievement, at target level, of the Company performance goals set in connection with the officer’s annual and long-term incentive awards. As a result, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, their compensation may be below competitive levels.

An important part of the Committee’s process in setting executive compensation pay levels is a market analysis of executive pay levels. For more than five years, the Committee has utilized a nationally recognized compensation consulting firm to assist it in performing this task. In 2007, the Company, at the direction of the Committee, issued a request for proposals to numerous nationally recognized compensation consulting firms and, as part of this process, specifically requested that the finalists in this process address the peer groups that the Committee had used in the past in assessing the competitiveness and reasonableness of our executive compensation policies. Following this process, the Committee selected Mercer Human Resource Consulting (“Mercer”) as its executive compensation consultant for 2008 and immediately assigned to Mercer the task of developing a recommended peer group to be used by the Committee in setting executive compensation. In prior years as part of the market analysis and in setting executive compensation, the Committee had considered the salaries and annual and long-term incentive awards for executives with similar duties at the 50th percentile within the following three peer groups developed by its prior compensation consultant: (i) an energy services industry executive compensation database (the “Energy Services Survey Group”), consisting of approximately 94 energy services organizations, (ii) a general industry executive compensation database (the “General Industry Survey Group”), consisting of more than

800 companies in general industries and (iii) the average of the Energy Services Survey Group and the General Industry Survey Group (the “Blended Industry Survey Group”). As the name implies, the Energy Services Survey Group included energy companies, many of them with significant utility operations, and included companies with annual revenues ranging from $200 million to $17 billion, with a median of $2.6 billion. The General Industry Survey Group included many of the same companies from the Energy Services Survey Group as well as companies from the manufacturing, technology, retail, communication, auto and pharmaceutical industries. The companies in this survey group had annual revenues ranging from $300 million to $82 billion, with a median of $5.8 billion. All compensation data from these surveys was size-adjusted so that it would compare to the Company’s or a subsidiary’s projected revenues for the year in question. Although the Committee considered the information from the three groups, the Committee in practice used as its primary market guideline and peer groups the 50th percentile market pay data of the Blended Industry Survey Group for executives whose responsibilities were not limited to utility operations and the 50th percentile market pay data of the Energy Services Survey Group for executives whose responsibilities were limited to utility operations.

At meetings in July, September and October 2007, the Committee reviewed and discussed Mercer’s recommendations as to peer groups and selected the following as our peer group (the “Company Peer Group”) for executive compensation for 2008 for all officers of the Company other than those officers whose responsibilities are limited to Enogex (the “Enogex Officers”):

Alliant Energy Corp.	Pepco Holdings, Inc.
Ameren Corp.	PNM Resources, Inc.
CenterPoint Energy, Inc.	Puget Energy, Inc.
CMS Energy Corp.	SCANA Corporation
DTE Energy Company	Sierra Pacific Resources
Great Plains Energy, Inc.	TECO Energy, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
NiSource Inc.	Wisconsin Energy Corporation
ONEOK, Inc.

There was not one compelling factor that caused the Committee to shift from its prior use of very broad-based industry groups to a more defined peer group in conducting a market analysis and setting executive compensation. Rather, the decision was based on a variety of factors and included the prevalence, based on information from Mercer, of the use of defined peer groups by companies comparable to the Company and the Committee’s belief that a defined peer group of corporations with similar characteristics to the Company would allow for more precise comparison of executive compensation.

The companies comprising the Company Peer Group were selected because each company met a majority of the following specific criteria relevant to the Company: (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations.

A similar screening process was used to select a peer group for compensation purposes for the Enogex Officers (the “Enogex Peer Group”) with the key criteria including revenue, miles of pipeline assets and total assets. The Enogex Peer Group consists of the following 13 companies:

Copano Energy, L.L.C.	NuStar Energy L.P.
Crosstex Energy, L.P.	ONEOK Partners, L.P.
DCP Midstream Partners, LP	Regency Energy Partners LP
El Paso Corporation	Southern Union Company
Energy Transfer Partners, L.P.	Spectra Energy Corp
Genesis Energy, L.P.	Sunoco Logistics Partners L.P.
Magellan Midstream Partners, L.P.

The Committee believes that a separate peer group for Enogex is appropriate for several reasons, including the distinct differences of Enogex’s midstream natural gas business and of the skills and market for executives in the natural gas business as compared to the rest of the Company.

Senior management in making recommendations on compensation and the Committee in making decisions on compensation used as a primary guideline in 2008 the median market pay data of the Company Peer Group for all executives other than the Enogex Officers and the median market pay data of the Enogex Peer Group for the Enogex Officers. This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Committee can vary from this market data for numerous reasons, including an individual's performance, experience level and internal equity.

An individual’s performance is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual’s supervisor of various competencies, including the individual’s management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Committee and are used by the CEO and COO in making compensation recommendations to the Committee. The Committee also conducted an annual performance evaluation of the CEO.

The Committee met in November 2007 and set each executive officer’s 2008 salary and, subject to potential adjustment at its meeting in February 2008, each executive officer’s target annual incentive award and target long-term incentive award for 2008 based primarily on the individual’s annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group or, in the case of an executive officer whose responsibilities are limited to Enogex, the Enogex Peer Group. The target annual and long-term incentive awards were expressed as percentages of salary. While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual and long-term incentive awards.

Following a discussion of recommendations by the CEO and COO, the Committee, at its meeting in February 2008, set the Company performance goals for annual incentive and long-term incentive awards. These Company performance goals for executive officers are described in detail below and were intended to align the executive’s interests with our shareowners by having achievement of Company performance goals be directly beneficial to our shareowners or indirectly beneficial to our shareowners by being tied to an operational measure that improves the efficiency of our operations. The Committee also approved the form of the long-term compensation awards, which for the most highly compensated executive officers reported in the Summary Compensation Table on page 26, or named executive officers, were equity-based and, like prior years, consisted entirely of performance units whose payout was dependent on the Company’s achievement of specified performance goals during the three-year period ending December 31, 2010. The Committee chose to take these actions at its meeting in February 2008 rather than at the November 2007 meeting because the Committee wanted to know the Company’s audited 2007 financial results before setting many of the 2008 performance goals and such audited financial results were not available until shortly before the meeting.

In setting the executive compensation for any given year, the Committee historically (including 2008) has not looked to compensation earned by executives in prior years, including specifically amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive’s compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.

As indicated above, our senior management and, in particular, our CEO and COO played an important part in setting 2008 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2008 annual incentive awards and long-term incentive awards and working with the Committee and Mercer in developing the Company and Enogex Peer Groups, they reviewed with the Committee at its November 2007 meeting the performance evaluations of each member of management (other than the CEO), with the CEO giving his performance evaluation of the COO. They also reviewed and discussed with the Committee at its November meeting their recommendations for each member of management of 2008 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO’s performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Committee without any members of management present. The Committee’s performance evaluation of the CEO, along with his 2008 salary, target annual incentive award and target long-term incentive award, were reviewed by the Committee with all independent members of the Board.

The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, bonuses and long-term compensation of the named executive officers that were approved by the Committee and were paid in connection with 2008 compensation.

Base Salary. As explained above, the base salaries for our executive officers in 2008 were designed to be competitive with the Company Peer Group for most of our executive officers and with the Enogex Peer Group for the Enogex Officers. Base salaries of our executive officers were determined based primarily on an individual’s annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the appropriate survey group. The salaries of executive officers for 2008 were initially determined in November 2007, with an effective date of January 1, 2008. The 2008 base salary amounts and percentage increase for the named executive officers reported in the Summary Compensation Table on page 26 were as follows: Peter Delaney, $775,000, 0%; Danny Harris, $510,000, 0%; James Hatfield, $388,000, 3.4%; Keith Mitchell, $293,500, 4.8%; Scott Forbes, $229,500, 2.9%; and Paul Renfrow, $228,000, 4.1%. The salaries for each of these individuals, with one exception, were at or below the median for executives with similar duties in the Company Peer Group or, in the case of Mr. Mitchell, an executive with similar duties in the Enogex Peer Group. The one exception was Mr. Forbes, whose salary was slightly higher (less than $10,000) than the market median. Mr. Forbes was subsequently appointed Interim Chief Financial Officer in July 2008, but his compensation, including his base salary, was not adjusted in 2008 to reflect his additional responsibilities. However, in recognition of his additional responsibilities as Interim Chief Financial Officer and his performance in 2008, the Committee, at its February 2009 meeting, approved the payment of an additional $50,000 to Mr. Forbes.

Annual Incentive Compensation. Annual incentive awards with respect to 2008 performance were made under the Annual Incentive Compensation Plan to 3,357 employees, including all executive officers. The Plan provides executive officers with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2008, were established by the Committee in February 2008.

The amount of the award for each executive officer was expressed as a percentage of base salary as of the end of the first pay period in 2008 (the “targeted amount”), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0% to 150% of such targeted amount. For 2008, the targeted amount for Mr. Delaney was 85% and ranged from 30% to 70% of base salary for the other executive officers. The targeted amount for each executive officer was at or below the median of the level of such award granted to a comparable executive in the Company Peer Group or, in the case of Mr. Mitchell, to a comparable executive in the Enogex Peer Group. For the named executive officers reported in the Summary Compensation Table on page 26, the targeted amounts were as follows: Mr. Delaney, 85% of his 2008 salary; Mr. Harris, 70% of his 2008 salary; Mr. Hatfield, 55% of his 2008 salary; Mr. Mitchell, 45% of his 2008 salary; Mr. Forbes, 35% of his 2008 salary; and Mr. Renfrow, 35% of his 2008 salary.

As noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals. For Messrs. Delaney and Harris, the two most senior executive officers of the Company, the Company performance goals were based: (i) 65% on a Company consolidated earnings per share target established by the Committee (the “Earnings Target”), (ii) 25% on a combined operating and maintenance expense and capital expenditure target for various business units of the Company and of OG&E established by the Committee (the “O&M/Capital Target”), and (iii) 10% on a Company-wide safety target (the “Safety Target”) established by the Committee. At least two of these three Company performance goals were used in establishing the corporate goals for all other executive officers. However, the weighting of the Company performance goals was slightly different for the remaining executive officers based on their responsibilities. For four executive officers whose responsibilities pertain primarily or exclusively to utility operations, the Company performance goals were based 25% on the Earnings Target, 35% on the O&M/Capital Target, 10% on the Safety Target and 30% on a net income target for OG&E (the “Utility Income Target”). For Mr. Mitchell and the other Enogex Officers, the Company performance goals were based 30% on the Earnings Target, 10% on the Safety Target and 60% on a consolidated net income target of Enogex and its subsidiaries (the “Unregulated Income Target”). For the remaining executive officers, the Company performance goals were based 60% on the Earnings Target, 30% on the O&M/Capital Target and 10% on the Unregulated Income Target.

For each Company performance goal, the Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100% payout would be made) and a maximum level of performance (at or above which a 150% payout would be made). The following table shows the target levels of performance for the five Company performance goals set for executive officers in 2008, the actual level of performance, as calculated pursuant to the terms of the awards, and the percentage payout of the targeted amount based on the actual level of performance:

	Target	Actual Performance	% Payout
Earnings Target (1)	$2.68/share	$2.61/share	87.17%

O&M/	$330 million/	$339.6 million/	0%/
Capital Target (1)	$383 million	$383.6 million	0%
Utility Income Target (1)	$153.6 million	$148.4 million	82.92%
Safety Target	3.92 Recordable Incident Rate	4.20 Recordable Incident Rate	0%
Unregulated Income Target (1)	$99.7 million	$91.6 million	59.26%

(1) Except as explained below, calculation of the Earnings Target, O&M/Capital Target, Utility Income Target and Unregulated Income Target were derived from the amounts reported in the Company’s financial statements, with the Earnings Target being the Company’s reported consolidated diluted earnings per share from continuing operations, the Utility Income Target being the reported consolidated net income of OG&E, the Unregulated Income Target being the reported consolidated net income of Enogex from continuing operations, and the O&M/Capital Target being the operating and maintenance expenditures and capital expenditures of various OGE Energy and OG&E business units. At the time of setting these Company performance goals, the Committee specifically excluded various items in calculating the achievement of these performance goals, including, for example, increases or decreases in revenues or expenses from any change in accounting principles occurring during 2008, any gains or losses from the sale, other disposition or impairment of any business or asset during 2008 and operating and maintenance expenses and capital expenditures aggregating in excess of $5.0 million that were incurred to restore electric service following a storm. The overall effect of these exclusions was to increase the consolidated diluted earnings per share from continuing operations to $2.61 from the reported $2.49, OG&E’s consolidated net income to $148.4 million from the reported $143.0 million, and Enogex’s consolidated net income from continuing operations to $91.6 million from the reported $91.2 million. The exclusions did not affect the payout to officers associated with the O&M/Capital Target as the Company’s performance of this corporate performance goal was below the minimum level needed for a payout. The Company believes that these exclusions, which were set by the Committee at the same time the 2008 Company performance goals were set in February 2008, are appropriate as they represent items that are outside the Company’s control, that are one-time events or that are not indicative of the Company’s operating performance.

The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Committee. For 2008, and as shown by the chart above, corporate performance of the O&M/Capital Target and of the Safety Target were below the minimum level of achievement set by the Committee and resulted in no payout to executive officers while corporate performance of the Earnings Target, the Utility Income Target and the Unregulated Income Target exceeded the minimum levels of achievement established by the Committee and, based on the level of achievement, the Committee approved payouts under the Annual Incentive Compensation Plan to executive officers ranging from approximately 18% to 48% of their base salaries and from approximately 52% to 62% of their targeted amounts. Payouts under the Annual Incentive Compensation Plan are in cash and the amounts paid to the Company’s most highly compensated executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 26.

Long-Term Incentive Compensation. Long-term incentive awards also were made in 2008 under our Company’s Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock and performance units. In 2008, the Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual’s base salary as of January 1, 2008. For 2008, the targeted amount was 205% for Mr. Delaney and ranged from 50% to 140% of base salary for the other named executive officers. The Company believes that the value of these long-term incentive awards as a whole was approximately 15% below the median of the level of such awards granted to comparable executives in the appropriate peer group (i.e., the Company’s Peer Group or the Enogex Peer Group). The targeted amount (expressed as a percentage of salary) of long-term incentive compensation for several executive officers of the Company was more than 20% below the median level of such awards granted to comparable executives in the appropriate peer group. This action by the Committee of setting awards of long-term compensation at levels significantly below the median level was due to the median level of long-term compensation for comparable executives in the appropriate peer group being substantially higher than the amounts awarded by the Committee in the past to executives of the Company and the Committee’s desire to make up such shortfall over a period of several years rather than through a substantial increase in a particular year. The Committee in 2008 set as a goal for 2009 to bring the long-term compensation of the executive officer group to the median level of the peer groups. For the named executive officers reported in the Summary Compensation

Table on page 26, the targeted amounts of long-term incentive compensation were as follows: Mr. Delaney, 205% of his 2008 salary; Mr. Harris, 140% of his 2008 salary; Mr. Hatfield, 100% of his 2008 salary; Mr. Mitchell, 80% of his 2008 salary; Mr. Forbes, 55% of his 2008 salary; and Mr. Renfrow, 50% of his 2008 salary.

Historically, the Committee had awarded long-term compensation annually in the forms of stock options and restricted stock. At its meeting in the fourth quarter of 2002, the Committee chose to discontinue awarding restricted stock annually and, instead, to make annual awards of stock options and performance units commencing in 2003, with 50% of an executive officer’s award being in the form of stock options and 50% in the form of performance units. For 2004, the Committee chose to place less emphasis on stock options with 25% of an executive officer’s award of long-term compensation being in the form of stock options and 75% in the form of performance units. In 2005, the Committee decided to cease awarding stock options and instead, since 2005, has made annual awards of long-term compensation for the named executive officers solely in the form of performance units with, as explained below, payout of the performance units being dependent on achievement of Company performance goals set by the Committee. Specifically, for 75% of the performance units awarded in 2008, the Company performance goal is based on the relative total shareholder return (“TSR”) of the Company’s Common Stock over the three-year period ending December 31, 2010 compared to a peer group and, for the remaining 25%, the Company performance goal is based on the growth in the Company’s earnings per share over the same three-year period compared to an earnings growth target (the “Earnings Growth Target”) set by the Committee.

The performance units were granted to executive officers on February 27, 2008, immediately following the Committee’s meeting on such date. The number of performance units granted was determined by taking the targeted amount of the executive’s long-term compensation to be delivered in performance units (expressed as a percentage of the executive’s 2008 base salary and as determined above) and dividing that amount by $33.85, which was the closing price of a share of the Company’s Common Stock on February 26, 2008. Using this valuation method, the named executive officers received a number of performance units with a value at the date of grant from 50% to 205% of their 2008 base salaries. All payouts of these performance units will be made in shares of the Company’s Common Stock, which causes the value of the performance units to be substantially dependent upon the changing value of the Company’s Common Stock in the marketplace. As indicated above, the terms of 75% of the performance units granted to each executive officer in 2008 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s TSR over a three-year period (defined as share price increase (decrease) since December 31, 2007 plus dividends paid, divided by share price at December 31, 2007) measured against the TSR for such period of a peer group selected by the Committee. The peer group for measuring the Company’s TSR performance consists of approximately 80 utility holding companies and gas and electric utilities in the Standard & Poor’s Utility Index. At the end of the three-year period (i.e., December 31, 2010), the terms of these performance units provide for payout of 100% of the performance units initially granted if the Company’s TSR is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200% of the performance units granted if the Company’s TSR is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100% of the performance units granted if the Company’s TSR is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25% of performance units granted to each executive officer in 2008, the officer is entitled to receive from 0% to 200% of the performance units granted depending upon the growth in the Company’s earnings per share (“EPS”) over the three-year period ending December 31, 2010. The growth in the earnings per share will be measured from $2.64 per share (which is the $2.64 earned in 2007 from continuing operations), against the Earnings Growth Target (4.00% per year) set by the Committee for such period. At the end of the three-year period (i.e. , December 31, 2010), the terms of these performance units provide for payout of 100% of the performance units initially granted if the rate of growth of the Company’s earnings per share during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200% for growth rates at or above 150% of the Earnings Growth Target and for payout of less than 100% for growth rates below the Earnings Growth Target, with no payouts for growth rates below 62.5% of the Earnings Growth Target. The Company’s earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s earnings per share for the year ended December 31, 2010, compared to the benchmark of $2.64.

In February 2006, as part of their long-term compensation for 2006, executive officers received performance units for which the payout of 75% of the performance units was dependent on the achievement of a Company performance goal based on TSR for the three-year period ended December 31, 2008 and 25% was dependent on the growth of the Company’s earnings per share, as adjusted, of $1.83 for the year ended December 31, 2005 (which consisted of the $1.77 earned in 2005 from continuing operations plus $0.06 per share for a one-time event in 2005 that lowered earnings from continuing operations by $0.06 per share) compared to the Earnings Growth Target for the three-year period ended December 31, 2008. The Company’s TSR for such period was at approximately the 55.5th percentile (approximately the top 44.5%) of the peer group. Stated differently, the percentage return on the Company’s Common Stock, consisting of increases (decreases) in the price of the Company’s Common Stock plus dividends paid, was higher than 55.5% of the companies in the Standard & Poor’s Utility Index during the period commencing on January 1, 2006 and ending on December 31, 2008. The Company’s earnings per share growth (calculated on a point-to-point basis by dividing by one third the percentage increase in the Company’s earnings per share for the year ended December 31, 2008 of $2.49, compared to the benchmark of $1.83 for the year ended December 31, 2005) was 12.0%. This high level of performance resulted in payouts in February 2009 of approximately 113.75% of the 2006 performance units that were based on TSR, 200% of the performance units based on earnings per share growth and an overall payout of 135% of the performance units originally awarded in 2006. The value of these payouts is reflected in the Stock Awards - Value Realized on Vesting column of the Option Exercises and Stock Vested Table on page 30.

CEO Compensation. The 2008 compensation for Mr. Delaney consisted of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers. Mr. Delaney served as President and Chief Operating Officer of the Company until he was appointed Chairman, President and Chief Executive Officer in September 2007 following the death of Steven Moore, who had been serving as Chairman and Chief Executive Officer. At the Committee’s meeting in October 2007, the Committee increased Mr. Delaney’s annual salary from $531,000 to $775,000 in recognition of his increased level of responsibilities. The Committee did not at that time change any other aspect of Mr. Delaney’s compensation, including no change to his 2007 targeted annual incentive award or 2007 targeted long-term compensation award. Instead, the Committee chose to address those issues as part of its process for setting 2008 executive compensation. For 2008, Mr. Delaney’s salary remained unchanged at $775,000 and his 2008 targeted award under the Annual Incentive Plan was increased from 70% to 85% of his base salary, and his targeted amount of long-term compensation was increased from 140% to 205% of his base salary. Each of these three elements of Mr. Delaney’s compensation was at or below the median of the amount for a chief executive officer in the Company Peer Group. Like the other named executive officers, Mr. Delaney’s targeted amount of long-term compensation was awarded in performance units based on the closing price of the Company’s common stock on February 27, 2008, and resulted in his receiving 46,935 performance units. The terms of these performance units are identical to those awarded other executives and are described above.

As a result of 2008 corporate performance of the corporate goals described above, Mr. Delaney was entitled to a payout of $373,248 under the Annual Incentive Plan, representing approximately 48% of his base salary and 57% of his targeted award. Like other executive officers, Mr. Delaney also received in February 2009 a payout of 135% of the performance units previously granted to Mr. Delaney in February 2006 based on the Company’s TSR for the three years ended December 31, 2008 being at approximately the 55.5th percentile (approximately the top 44.5%) of the peer group selected by the Committee and the average annual growth of the Company’s EPS for the three years ended December 31, 2008 being 12.0%. This resulted in Mr. Delaney receiving a payout of 41,963 units, all of which were paid in shares of the Company’s Common Stock. The value of this payout, based on the closing price of the Company’s Common Stock on December 31, 2008, is reported in the Stock Awards - Value Realized on Vesting column of the Option Exercises and Stock Vested Table on page 30.

Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. Virtually all of our employees, including executive officers, are eligible to participate in our pension plan and supplemental restoration plan that enables participants, including executive officers, to receive the same benefits that they would have received under our pension plan in the absence of limitations imposed by the Federal tax laws. In addition, a Supplemental Executive Retirement Plan (the “SERP”), which was adopted in 1993, offers supplemental pension benefits to specified lateral hires. Mr. Delaney is the only executive officer who participates in the SERP. Mr. Delaney’s participation in the SERP was the result of arms-length bargaining between Mr. Delaney and the Company at the time of his hire in April 2002 as Executive Vice President of the Company. For additional information on the pension plan, restoration plan and SERP, see “Pension Benefits Table” below.

Almost all employees of the Company, including the executive officers, also are eligible to participate in our tax-qualified defined contribution savings plan (the “Retirement Savings Plan”). Under the Retirement Savings Plan, participants may contribute between two percent and 19 percent of their compensation. Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; or (ii) a contribution made on an after-tax basis. In addition, participants age 50 or older may make as a before-tax contribution certain catch-up contributions as permitted under the Code. The Company will match (other than the “catch-up contributions”), depending upon the participant’s years of service and date of employment, 50 percent, 75 percent or 100 percent of the first six percent of compensation contributed. Participants’ contributions are fully vested and non-forfeitable. The Company match contributions vest over a three-year period. After two years of service, participants become 20 percent vested in their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Company’s pension plan, in the event of their termination due to death, permanent disability or upon attainment of age 65 while employed by the Company or its affiliates.

The Company also maintains a nonqualified deferred compensation plan that is described below under “Nonqualified Deferred Compensation.”

The Company also offers executive officers a limited amount of perquisites. These include payment of dues at luncheon and country clubs, an annual physical exam and, in the case of Mr. Delaney, a leased car. A prior perquisite for tax and financial planning services was discontinued by the Committee during 2007. The value of the perquisites received by each executive officer was less than $10,000 in 2008. In reviewing the perquisites and benefits under the SERP, Retirement Savings Plan, deferred compensation plan, pension plan and related restoration plan, the Committee sought in 2008 to provide participants with benefits at least commensurate with those offered by other utilities of comparable size.

Change-of-Control Provisions. Each of the executive officers has an employment agreement that provides for specified benefits upon termination following a change of control. As explained in detail below under the heading “Potential Payments Upon Termination or Change of Control,” if an executive officer’s employment is terminated by the Company “without cause” or by the executive for “good reason” (as defined) following a change of control, the executive officer is entitled to, among other things, a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. “Good reason” is defined to include the ability of the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision is sometimes called a “modified double-trigger” because payment is made only if there is a change of control and the executive officer’s employment is terminated. The agreements utilize a modified double-trigger because the Board of Directors believes change-of-control payments only should be made if there is a separation of employment following a change-of-control, but also believes that the right to voluntarily terminate for any reason within 30 days after the first anniversary of the change of control helps to ensure that the executive’s services will be available during an important transition period. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Board of Directors of the Company decided not to include this additional benefit in the Company’s agreements. Instead, as explained on page 34 below, under the Company’s agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. For more information regarding the employment agreements, please see “Potential Payments Upon Termination or Change of Control” below.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change of control, all stock options will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis.

Stock Ownership Guidelines. In an effort to further align management’s interests with those of the shareowners, the Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries during 2004. The Committee reviewed and revised the guidelines in 2008, with the primary change being to increase the stock ownership guidelines for several officers. The Committee believes that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in the ownership of the Company’s Common Stock and the price of the Company’s Common Stock, helps to ensure that officers have a stake similar to that of the Company’s shareowners. The share ownership guideline for each executive is based on the executive’s position. The guideline for Chairman of the Board, President and CEO is five times base salary. The guidelines for other Company officers range from three and one-half to (with one exception) two times their base salaries. Each executive is expected to achieve the applicable ownership guideline within approximately five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level of five times their annual retainer.

Financial Restatement. It is the Board of Directors’ policy that the Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Tax and Accounting Issues.

Deductibility of Executive Compensation. A Federal tax law currently limits our ability to deduct certain executive’s compensation in excess of $1,000,000 unless such compensation qualifies as “performance-based compensation” or certain other exceptions are met. The Committee has continued to analyze the structure of its salary and various compensation programs in light of this law. The Committee’s present intent is to take steps to ensure the continued deductibility of its executive compensation where appropriate. For this reason, the Committee and the Board of Directors recommended, and the shareowners approved, the current Stock Incentive Plan and the current Annual Incentive Plan at the 2008 Annual Meeting so that certain compensation payable thereunder would qualify for the “performance-based compensation” exception to the $1,000,000 deduction limit and thereby continue to be deductible by the Company.

Nonqualified Deferred Compensation.On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations were issued by the IRS in April 2007, requiring compliance effective January 1, 2009. During 2008, the Company made the necessary changes to its various employee plans to bring them into compliance with the final regulations. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided below under the heading “Nonqualified Deferred Compensation.”

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments, including its stock options and performance units, in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the Chief Executive Officer, to each person who served as the Chief Financial Officer during 2008 and the three other most highly compensated executive officers at December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney, President and Chief Executive Officer (6)	2008 2007 2006	$775,000 $591,063 (7) $510,000	0 0 0	$952,401 $720,490 $1,366,449	0 0 $10,022	$373,248 $525,026 $491,714	$940,904 $272,054 $582,898	$78,338 $52,142 $68,274	$3,119,891 $2,160,775 $3,029,357
H.S. Forbes, Controller, Chief Accounting Officer and Interim Chief Financial Officer (8)	2008 2007 2006	$229,500 $223,000 $214,000	$50,000 0 0	$109,330 $55,676 $50,748	0 0 0	$42,010 $108,880 $101,326	$14,383 $15,914 $11,102	$22,453 $21,530 $15,196	$467,676 $425,000 $392,372
J.R. Hatfield, Former Sr. Vice President and Chief Financial Officer (9)	2008 2007 2006	$207,186 $375,000 $370,700	0 0 0	$(349,529) $342,687 $646,150	0 0 $4,806	0 $287,719 $275,820	$176,432 $357,228 $61,694	$36,284 $33,088 $39,078	$70,373 $1,395,722 $1,398,248
D.P. Harris, Sr. Vice President and Chief Operating Officer, OGE Energy and President, Enogex LLC	2008 2007 2006	$510,000 $355,463 (10) $284,000	0 0 0	$348,244 $165,812 $262,992	0 0 $1,549	$202,276 $228,750 $170,400	$360,773 $551,462 $55,659	$35,160 $27,728 $22,752	$1,456,453 $1,329,215 $797,352
E.K. Mitchell, Sr. Vice President and Chief Operating Officer, Enogex LLC	2008 2007 2006	$293,500 $219,542 $175,000	0 $80,625 0	$115,298 $55,432 $97,828	0 0 $706	$81,504 $85,500 $78,750	$119,199 $180,818 $33,456	$22,960 $8,752 $8,841	$632,461 $630,669 $394,581
P.L. Renfrow, Vice President, Public Affairs	2008 2007 2006	$228,000 $219,000 $205,000	0 0 $6,000	$92,190 $76,950 $125,338	0 0 $797	$41,735 $106,927 $97,065	$106,747 $264,323 $42,749	$18,766 $17,839 $15,722	$487,438 $685,039 $492,671

(1)

Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the particular year in accordance with SFAS No. 123R, “Share-Based Payment” (“FAS 123R”), for the performance units outstanding at December 31 of the year being reported. All performance units are subject to a three-year performance period. The assumptions used in the valuation are discussed in Note 4 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008.

(2)

Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the particular year in accordance with FAS 123R, for stock options awarded in 2004. There were no stock options granted in subsequent years. The assumptions used in the valuation are discussed in Note 4 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008.

(3)	Amounts in this column reflect payments under our Annual Incentive Compensation Plan.
(4)

Amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(5)

Amounts in this column for 2008 reflect: (i) for Mr. Delaney, $29,551 (Retirement Savings Plan and Deferred Compensation Plan) and $39,366 (insurance premiums); (ii) for Mr. Forbes, $20,302 (Retirement Savings Plan and Deferred Compensation Plan) and $2,151 (insurance premiums); (iii) for Mr. Hatfield, $14,847 (Retirement Savings Plan and Deferred Compensation Plan) and $15,334 (insurance premiums); (iv) for Mr. Harris, $22,163 (Retirement Savings Plan and Deferred Compensation Plan) and $12,547 (insurance premiums); (v) for Mr. Mitchell, $11,370 (Retirement Savings Plan Deferred Compensation Plan) $10,930 (insurance premiums) and (vi) for Mr. Renfrow, $10,048 (Retirement Savings Plan and Deferred Compensation Plan) and $2,139 (insurance premiums). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as Retirement Savings Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. In addition, amounts in the column include the value of the perquisites for the named executive officers, but, in each instance, the amount was less than $10,000 in 2008.

(6)	Mr. Delaney was elected Chief Executive Officer on September 22, 2007. Prior thereto, he served as President and Chief Operating Officer.
(7)	Following his appointment as Chairman of the Board and CEO, Mr. Delaney’s annual salary was increased, effective as of October 1, 2007, from $531,000 to $775,000.
(8)	Mr. Forbes was named Interim Chief Financial Officer in July 2008.
(9)

Mr. Hatfield served as Sr. Vice President and Chief Financial Officer until his resignation in July 2008. As a result of Mr. Hatfield’s resignation in July 2008, his stock awards were forfeited which resulted in negative compensation expense for 2008 due to the reversal of amounts previously disclosed in prior Summary Compensation Tables.

(10)	Following his appointment as Sr. Vice President and Chief Operating Officer, Mr. Harris’s salary was increased, effective as of October 1, 2007, from $305,000 to $510,000.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
P.B. Delaney	2/27/08 2/27/08	0	$658,750	$988,125	0	46,935	93,870	N/A	N/A	N/A	$1,526,325
H.S. Forbes	2/27/08 2/27/08	0	$80,325	$120,488	0	3,729	7,458	N/A	N/A	N/A	$121,268
J.R. Hatfield	2/27/08 2/27/08	0	$113,953	$170,929	0	0	0	N/A	N/A	N/A	$372,746
D.P. Harris	2/27/08 2/27/08	0	$357,000	$535,500	0	21,093	42,186	N/A	N/A	N/A	$685,945
E.K. Mitchell	2/27/08 2/27/08	0	$132,300	$198,450	0	6,936	13,872	N/A	N/A	N/A	$225,558
P.L. Renfrow	2/27/08 2/27/08	0	$79,800	$119,700	0	3,368	6,736	N/A	N/A	N/A	$109,527

(1)	The grant date fair value is calculated in accordance with FAS 123R.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards table above represent the minimum, target and maximum amounts that would be payable pursuant to the 2008 annual incentive awards made under the Annual Incentive Compensation Plan. As described in the Compensation Discussion and Analysis section above, the amount that each executive officer received was dependent upon performance against two or more of the following performance measures: Earnings Target, O&M/Capital Target, Safety Target and Unregulated Income Target. For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100% payout would be made) and a maximum level of performance (at or above which a 150% payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Committee. For 2008, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company’s Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company’s Common Stock. As described in more detail in the Compensation Discussion and Analysis section above, the terms of 75% of the performance units granted to each executive officer in 2008 entitle the officer to receive from 0% to 200% of the performance units granted depending upon the Company’s TSR over a three-year period measured against the TSR for such period by a peer group selected by the Committee. At the end of the three-year period (i.e., December 31, 2010), the terms of these performance units provide for payout of 100% of the performance units initially granted if the Company’s TSR is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200% of the performance units granted if the Company’s TSR is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100% of the performance units granted if the Company’s TSR is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25% of performance units granted in 2008, the officer is entitled to receive from 0% to 200%

the performance units granted based on the growth in the Company’s earnings per share measured against the Earnings Growth Target set for growth rates at or above 150% of the Earnings Growth Target and payout of less than 100% for growth rates below the Earnings Growth Target, with no payouts for growth rates below 62.5% of the Earnings Growth Target. The Company’s earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company’s earnings per share for the year ended December 31, 2010, compared to the benchmark of $2.64 for 2007.

Based on the grant date fair value of equity awards granted to the named executive officers in 2008 and the base salary of the named executive officers, “Salary” accounted for approximately 26% to 54% of total compensation, while incentive compensation accounted for approximately 46% to 74% of the total compensation, assuming achievement of a target level of performance for each named executive officer. Because the value of certain equity awards included in the Summary Compensation Table is based on compensation expense in accordance with FAS 123R rather than grant date fair value, these percentages may not be able to be derived using the amounts reflected in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table

Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney	44,000 43,200 77,400	0 0 0	0 0 0	23.575 16.685 22.700	1/21/2014 1/27/2013 3/15/2012	N/A	N/A	93,870 (3) 40,064 (4)	$2,419,969 $1,032,850
H.S. Forbes	0	0	0	N/A	N/A	N/A	N/A	7,458 (3) 3,004 (4)	$192,267 $154,886
J.R. Hatfield	0	0	0	N/A	N/A	N/A	N/A	0	$0
D.P. Harris	6,800 10,934 5,567	0 0 0	0 0 0	23.575 16.685 22.230	1/21/2014 1/27/2013 1/16/2012	N/A	N/A	42,186 (3) 12,328 (4)	$1,087,555 $317,816
E.K. Mitchell	0	0	0	N/A	N/A	N/A	N/A	6,736 (3) 5,902 (4)	$173,654 $152,154
P.L. Renfrow	0	0	0	N/A	N/A	N/A	N/A	6,736 (3) 5,902 (4)	$173,654 $152,154

(1)	The number of units is based on achieving maximum performance resulting in payout of 200% of target.
(2)	Values were calculated based on a $25.78 closing price of OGE Energy Common Stock, as reported on the New York Stock Exchange at December 31, 2008.
(3)	These amounts represent performance units for the performance period January 1, 2008 to December 31, 2010.
(4)	These amounts represent performance units for the performance period January 1, 2007 to December 31, 2009.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	0	$0	41,963	$1,017,603
H.S. Forbes	0	$0	6,603	$160,123
J.R. Hatfield	14,068	$114,872	0	$0
D.P. Harris	0	$0	10,710	$259,718
E.K. Mitchell	0	$0	3,599	$87,276
P.L. Renfrow	0	$0	4,920	$119,310

(1)

Reflects value of payout of performance units awarded in January 2006, 75% of whose payout was dependent on the achievement of a Company performance goal based on TSR for the three-year period ended December 31, 2008 and 25% was dependent on the achievement of a Company performance goal based on annual growth in Earnings Per Share over the same period. The Company’s TSR for such period was at approximately the 55.5th percentile (approximately the top 44.5%) of the peer group and the Company’s annual average EPS growth for such period was 12%, which resulted in overall payouts in February 2009 of 135% of the performance units originally awarded in January 2006. Awards were all paid out in shares of the Company’s common stock.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	Qualified Plan Restoration Plan SERP	6.75 6.75 9.75	$77,257 $205,050 $4,354,283	$0 $0 $0
H.S. Forbes	Qualified Plan Restoration Plan	3.33 3.33	$31,798 $13,456	$0 $0
J.R. Hatfield	Qualified Plan Restoration Plan	13.83 13.83	$369,396 $655,617	$0 $0
D.P. Harris	Qualified Plan Restoration Plan	12.67 12.67	$310,211 $929,816	$0 $0
E.K. Mitchell	Qualified Plan Restoration Plan	14.08 14.08	$314,374 $288,030	$0 $0
P.L. Renfrow	Qualified Plan Restoration Plan	16.75 16.75	$475,744 $189,746	$0 $0

(1)

Generally, a participant’s years of credited service are based on his or her years of employment with the Company. However, in connection with Mr. Delaney’s hiring in 2002, he was awarded three additional years of credited service under the SERP. These additional years of service accelerate the early retirement eligibility and vesting of Mr. Delaney’s SERP benefit by three years from age 58 to age 55 but have no impact in determining the present value of his accumulated SERP benefit payable at his normal retirement age.

(2)

Amounts in this column reflect the present value of the named executive officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

The Company and its subsidiaries maintain a qualified non-contributory pension plan (the “Retirement Plan”) generally covering all employees who have completed one year of service. Subject to limitations imposed by the Code, benefits payable under the Retirement Plan to employees hired prior to February 1, 2000 are based upon (i) the average of the five highest consecutive years of compensation (which for the executives named in the Summary Compensation Table consists of salary and annual bonus or incentive compensation) during an employee’s last ten years prior to retirement and (ii) length of service. Social Security benefits are deducted in determining benefits payable under the Retirement Plan. Compensation covered by the Retirement Plan includes salaries, annual bonuses or incentive compensation and overtime pay. Benefits are reduced for each year prior to age 62 that an employee retires. For an employee retiring prior to age 62, there is an alternative method of computing the reduction in benefits that is based on years of service and age, with an employee whose age and years of service total or exceed 80 at the time of retirement receiving no reduction in the benefits payable under the plan. An employee may elect at the time of retirement to receive, in lieu of an annuity, a lump-sum payment equal to the present value of the annuity. For employees hired after January 31, 2000, however, the Retirement Plan is a cash balance plan, under which the Company annually will contribute to the employee’s account an amount equal to 5% of the employee’s annual compensation plus accrued interest. Employees hired prior to February 1, 2000 receive the greater of the cash balance formula or final average compensation formula described above. Retirement benefits are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. As indicated above, the benefits payable under the Retirement Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code, the Retirement Restoration Plan will provide benefits through a lump-sum distribution following retirement as provided in the Retirement Restoration Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Retirement Plan because of the Code limits. The Company and its subsidiaries fund the estimated benefits payable under the Retirement Restoration Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan. Of the named executive officers, none are eligible for early retirement.

In 1993, OG&E adopted a SERP which is an unfunded supplemental executive retirement plan that is not subject to the benefit limits imposed by the Code. The plan generally provides for an annual retirement benefit at age 65 equal to 65% of the participant’s average compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Retirement and Restoration Retirement Plans described above and by amounts received under pension plans from other employers. For a participant in the SERP who retires before age 65, the 65% benefit is reduced, with the reduction being 1% per year for ages 62 through 64, an additional 2% per year for ages 60 through 61, an additional 4% per year for ages 58 through 59 and an additional 6% per year for ages 55 through 57, so that a participant retiring at age 55 would receive 32% of his average compensation during his final 36 months, reduced by the deductions set forth above. Payment will be made in a lump sum following termination as provided in the SERP in an amount equal to the actuarial equivalent of the applicable annuity. Other than Mr. Delaney, no employee participated in the SERP during 2008.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
P.B. Delaney	$262,513	$15,751	$(281,925)	0	$1,422,724
H.S. Forbes	$169,190	$10,151	$(91,830)	0	$207,870
J.R. Hatfield	$19,143	$7,947	$(61,058)	0	$98,226
D.P. Harris	$369,375	$19,863	$(332,778)	0	$657,472
E.K. Mitchell	$46,450	$4,470	$(9,929)	0	$105,587
P.L. Renfrow	$11,294	$1,916	$(9,929)	0	$28,331

(1)

All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 26. The specific aggregate amounts reported for each of such officers is: P.B. Delaney, $278,264; H.S. Forbes, $179,341; J.R. Hatfield, $27,090; D.P. Harris, $389,238; E.K. Mitchell; $50,590 and P.L. Renfrow, $15,516.

(2)

Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: P.B. Delaney, $142,385; H.S. Forbes, $120,359; J.R. Hatfield, $281,474; D.P. Harris, $601,034 and P.L. Renfrow, $22,744.

The Company has a nonqualified deferred compensation plan that allows key employees, including all executive officers, to defer compensation above government limitations on 401(k) contributions that apply to the Company’s qualified Retirement Savings Plan and to defer taxation on all earnings on compensation deferred into the plan. Under the terms of the nonqualified deferred compensation plan, participants have the opportunity to elect to defer each year up to 70% of their base salary and up to 100% of their bonus.

The Company matches deferrals to make up for any match lost in the Retirement Savings Plan because of deferrals to the deferred compensation plan, and to allow for a match on that portion of the first 6% of total compensation deferred that exceeds the limits allowed in the Retirement Savings Plan. Matching credits vest based on years of service, with full vesting after six years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.

Deferrals, plus any Company match, are credited to a special recordkeeping account in the participant’s name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. For 2008, those investment  fund  options (and investment returns)  included an OGE Energy Common Stock fund  (-25.30 percent); 500 Index B (MFC Global Investment) (-31.28 percent); Active Bond (John Hancock Advisers, Inc.) (-10.48 percent); Blue Chip Growth (T. Rowe Price)  (-42.52 percent); Capital Appreciation (Jennison Associates LLC) (-37.23 percent); Equity-Income (T. Rowe Price) (-35.94 percent); 500 Index Trust B (MFC) (-37.19 percent); Optimized All Cap (MFC) (-39.61 percent); Money Market B (MFC Global Investment) (2.11 percent); Overseas Equity (Capital Guardian Trust Company) (-42.05 percent); and Small Cap Growth (Wellington Management) (-39.54 percent).

Normally, payments under the deferred compensation plan begin within one year after retirement. For these purposes, normal retirement age is 65 and the minimum age to qualify for early retirement is age 55 with at least three years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement benefits will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and bonuses deferred under the plan. If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50% of the participant’s account balance at retirement, the spouse’s age and actuarial assumptions established by the Company’s benefit committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance at December 31, 2004, subject to a penalty of 10% of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, of amounts attributable to a participant’s vested account balance as of December 31, 2004 may also be permitted at the discretion of the Company’s benefits committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company’s directors and principal officers, (ii) the Company’s executive compensation policy and (iii) the Company’s benefit programs.

The Compensation Committee has six members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the New York Stock Exchange, where the Company’s shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee

Luke R. Corbett, Chairman

Wayne H. Brunetti, Member*

John D. Groendyke, Member

Kirk Humphreys, Member

Robert Kelley, Member**

Leroy C. Richie, Member

J.D. Williams, Member

*    Mr. Brunetti has been a member since October 1, 2008.

**  Mr. Kelley was a member until October 1, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into employment agreements with each officer of the Company that will become effective only upon a change of control of the Company. Under the agreements, a change of control generally means (i) any acquisition of 20% or more of the Company’s Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company’s employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareowner approval of a complete liquidation or dissolution of the Company.

Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company (the “Employment Period”). During the Employment Period, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.

If, during the Employment Period, the employer terminates the officer’s employment for reasons other than cause, death or disability or if the officer terminates his or her employment for good reason, the officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer’s (a) annual base salary and (b) highest recent annual bonus. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a “specified employee” (within the meaning of Code Section 409A), payment of the prorated bonus and severance payment will be delayed until the first day of the seventh month following the officer’s termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer. For these purposes, good reason means (i) a diminution in the officer’s position, authority, duties or responsibilities, (ii) a failure by the Company to comply with specified provisions of the employment agreement, (iii) the officer is required to be based at a different office or location 50 miles or more away or is required to travel to a substantially greater extent, and (iv) any purported termination by the Company of the officer’s employment other than as expressly permitted by the employment agreement. In addition, a termination by the officer for any reason during the 30-day period following the first anniversary of the change of control will be deemed a termination for good reason.

Assuming that a change of control had occurred and the named executive officers (other than Mr. Hatfield who resigned in July 2008) were terminated on December 31, 2008 and that the price of OGE Energy’s Common Stock was $25.78 (the closing price on December 31, 2008), then the named executive officers would have been entitled to the following lump sum severance payments under their employment agreements: P.B. Delaney, $3,887,078; H.S. Forbes, $1,011,756; D.P. Harris, $2,208,863; E.K. Mitchell, $1,133,210 and P.L. Renfrow $1,001,432. For these purposes, we have assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. The named executive officers would also be entitled to outplacement services, valued at approximately $50,000 each, and continued welfare benefits for three years at a value of approximately $31,000 each. For these purposes we have assumed that health care costs will increase at the rate of 9% per year. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the Pension Benefits table on page 30. Finally, matching credits under the nonqualified deferred compensation plan would vest and the officers would be entitled to the benefits set forth in the Nonqualified Deferred Compensation table on page 32.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change of control, all stock options and restricted stock will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels; and any annual incentive award outstanding for the year in which the participant’s termination occurs for any reason other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Although all outstanding stock options are already exercisable, upon a change of control, executive officers could surrender their options and receive a cash payment equal to the excess of the change of control price over the exercise price. Assuming that a change of control occurred on December 31, 2008 and that the price of our common stock (and the change of control price) was $25.78 (the closing price on December 31, 2008), then the named executive officers (other than Mr. Hatfield) would have been entitled to the following lump sum payments for outstanding stock options and performance unit awards: P.B. Delaney, $2,455,161; H.S. Forbes, $173,577; D.P. Harris, $834,359; E.K. Mitchell, $238,459 and P.L. Renfrow, $162,904. In addition, each executive officer would have received the same payout of the earned annual incentive compensation for 2008 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 26 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2008 as reflected in the Stock Awards - Value Realized on Vesting column in the Option Exercises and Stock Vested Table on page 30. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards.

If a named executive officer terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative could exercise his or her stock options generally for three years (one year in the event of death for shares granted prior to 2004) or their stated term, if less, and would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual’s termination, and to a pro-rated payout (based on the individual’s number of full months of employment during the applicable performance period) for other outstanding annual and long-term incentive awards when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the named executive officers (other than Mr. Hatfield) terminated their employment as a result of death, disability or retirement on December 31, 2008, each executive officer would have received the same payout of the earned annual incentive compensation for 2008 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 26 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2008 as reflected in the Stock Awards - Value Realized on Vesting column in the Option Exercises and Stock Vested Table on page 30. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. If the named executive officer elects to exercise his options at the time of termination and, assuming that the price of our common stock was $25.78 (the closing price on December 31, 2008), then the value realized on the exercise of the options for the named executive officers (other than Mr. Hatfield) would have been as follows: P.B. Delaney, $728,752; H.S. Forbes, $0; D.P. Harris, $131,674; E.K. Mitchell, $6,851 and P.L. Renfrow, $0. In addition, for the outstanding grants of performance units whose performance periods end on December 31, 2009 and December 31, 2010 and assuming that the named executive officers (other than Mr. Hatfield) terminated their employment as a result of death, disability or retirement on December 31, 2008, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of OGE Energy’s Common Stock was $25.78 (the closing price on December 31, 2008) at the time payouts of such performance units occurred, then the named executive officers would be entitled to receive Common Stock of the Company having the following values at the time payout of such performance units occurred: P.B. Delaney, $344,823 for the performance units whose performance period ends December 31, 2009 and $403,328 for the performance units whose performance period ends December 31, 2010; H.S. Forbes, $51,629 for the performance units whose performance period ends December 31, 2009 and $32,045 for the performance units whose performance period ends December 31, 2010; D.P. Harris, $105,939 for the performance units whose performance period ends December 31, 2009 and $181,259 for the performance units whose performance period ends December 31, 2010; E.K. Mitchell, $35,198 for the performance units whose performance period ends December 31, 2009 and $59,603 for the performance units whose performance period ends December 31, 2010; and P.L. Renfrow, $50,718 for the performance units whose performance period ends December 31, 2009 and $28,942 for the performance units whose performance period ends December 31, 2010.

Mr. Hatfield resigned his position as Sr. Vice President and Chief Financial Officer effective July 11, 2008. As a result of his resignation, and in accordance with the terms of the Company’s incentive compensation plans, Mr. Hatfield was entitled to receive accrued and unpaid salary and unused vacation pay. His annual incentive compensation and long-term incentive compensation awards were forfeited.

Mr. Delaney also is entitled to a death benefit (equal to three times salary) under a split dollar life insurance arrangement with a third party life insurance company. Under the arrangement, insurance proceeds in excess of that amount help fund benefits payable under the Retirement Restoration Plan. If Mr. Delaney terminates employment for a reason other than death, the death benefit coverage terminates. The Company would then use the cash surrender value of the policy to help pay the benefit to which the employee is entitled under the Retirement Restoration Plan. Assuming that Mr. Delaney terminated his employment as a result of death on December 31, 2008, he would have been entitled to death benefits under this policy of $2,325,000.

Mr. Harris also is a beneficiary of a split-dollar life insurance policy pursuant to which he is entitled to receive the cash surrender value in the event of termination of employment for other than death and the life insurance policy proceeds in the event of his death while employed by the Company. In each case, proceeds would first be utilized to reimburse the Company for premium payments. These premiums are included in the Summary Compensation Table on page 26. Assuming that Mr. Harris terminated his employment for reasons other than death on December 31, 2008, the cash surrender value of the policies, net of reimbursement of premiums, would have been $0. Assuming Mr. Harris terminated his employment as a result of death on December 31, 2008, he would have been entitled to death benefits under the policy, net of reimbursement of premiums, of $209,287.

In addition to the benefits described above, upon retirement, the executive officers will be entitled to receive the retirement benefits described in the Pension Benefits table on page 30 and the nonqualified deferred compensation benefits set forth in the Nonqualified Deferred Compensation table on page 32 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000 and noncontributory lifetime retiree life insurance at 60% of pre-retirement levels but not more than $20,000 or less than $10,000.

SECURITY OWNERSHIP

The following table shows the number of shares of the Company’s Common Stock beneficially owned on March 1, 2009, by each Director, by each of the Executive Officers named in the Summary Compensation Table on page 26, and by all Executive Officers and Directors as a group and by each shareholder owning 5% or more of the Company’s Common Stock:

	Number of Common		Number of Common
	Shares (1) (2) (3)		Shares (1) (2) (3)

Wayne H. Brunetti	4,362	P.B. Delaney	273,909
Luke R. Corbett	56,090	H.S. Forbes	10,620
John D. Groendyke	46,781	D.P. Harris	45,310
Kirk Humphreys	6,071	E.K. Mitchell	13,441
Robert Kelley	59,320	P.L Renfrow	12,819
Linda Petree Lambert Robert O. Lorenz	9,490 17,582	All Executive Officers and Directors as a group (28 persons)	751,093
Leroy C. Richie	4,004	Barclays Global Investors, N.A. (4)	6,630,264
J.D. Williams	32,558	Barclays Global Fund Advisors (4)
		45 Fremont Street San Francisco, CA 94105

(1)

Ownership by each executive officer is less than 1.0% of the class, by each director other than Mr. Delaney is less than 0.3% of the class and, for all executive officers and directors as a group, is less than 0.8% of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 84,892 shares of Common Stock representing their interest in shares held under the Company’s Retirement Savings Plan and Officer’s Deferred Compensation Plan for which in certain instances they have voting power but not investment power.

(2)

Amounts shown for Messrs. Brunetti, Corbett, Groendyke, Humphreys, Kelley, Lorenz, Richie and Williams and Ms. Lambert include, 2,362; 48,810; 16,281; 6,071; 43,220; 14,582; 4,004; 15,432; and 9,480 common stock units, respectively, under the Deferred Compensation Plan.

(3)

Includes shares subject to stock options granted under the Company’s Stock Incentive Plan, exercisable within 60 days following March 1, 2009, as follows:  Mr. Corbett, 5,100 shares; Mr. Kelley, 5,100 shares; Mr. Williams, 5,100 shares; Mr. Delaney, 164,600 shares; Mr. Harris, 23,301 shares; and Mr. Mitchell, 3,100 shares.

(4)

Based on a Schedule 13G filed on February 5, 2009, Barclays Global Investors, N.A. and Barclays Global Fund Advisors, along with certain other affiliates, are deemed to beneficially own these shares because they are held in trust accounts for the economic benefit of the beneficiaries of those accounts. These shares represented approximately 7.2% of our outstanding common stock on March 1, 2009.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2008 with respect to the shares of the Company’s Common Stock that may be issued under the existing equity compensation plans:

	A	B	C
Number of Securities
	Number of		Remaining Available
	Securities to be		for future issuances
	Issued upon	Weighted	under equity
	Exercise of	Average Price	compensation plans
	Outstanding	of Outstanding	(excluding securities
Plan Category	Options	Options	reflected in Column A)

Equity Compensation Plans
Approved by
Shareowners (1)	425,247	$21.98	2,693,202 (2)

Equity Compensation Plans
Not Approved by
Shareowners	0	N/A	N/A

(1)

Consists of the OGE Energy Corp. Stock Incentive Plan, which was approved by shareowners at the 1998 annual meeting, the OGE Energy Corp. 2003 Stock Incentive Plan, which was approved by shareowners at the 2003 annual meeting and the OGE Energy Corp. 2008 Stock Incentive Plan, which was approved by shareowners at the 2008 annual meeting.

(2)	Awards under the OGE Energy Corp. 2008 Stock Incentive Plan can take the form of stock options, stock appreciation rights, restricted stock or performance units.

PROPOSAL NO. 3 - SHAREOWNER PROPOSAL TO ELIMINATE THE CLASSIFICATION OF THE TERMS OF THE DIRECTORS

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado, 80202, beneficial owner of 79.9 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

RESOLUTION

That the shareholders of OGE ENERGY CORP. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

In last year’s annual meeting, this proposal received the votes of 37,008,205 shares (60%) worth $1,187,963,380.50 and our directors have failed to initiate its adoption.

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL

The Board of Directors does not believe that this proposal is in the best interest of OGE Energy shareowners. The Board believes that it is important that this proposal not be implemented, and therefore recommends a vote against the proposal.

As noted by the proponent, the same proposal was presented to the Company’s shareowners at the Annual Shareowners Meeting in 2008. The vote was as follows:

For	Against	Abstain
37,008,205	23,894,895	1,626,890

While the proposal did receive the favorable vote of approximately 62 percent of the votes cast, this represented less than 39 percent of the Company’s outstanding shares which, as noted below, is far less than the 80 percent that would be needed to eliminate the classified board.

The Board’s Nominating and Corporate Governance Committee evaluated at length the proponent’s proposal following last year’s Annual Meeting. The Committee concluded that the proposal was not in the best interest of the Company’s shareowners because, among other things, a classified board improved the relative bargaining power of the Company’s Board in the face of a coercive takeover attempt. The Board’s decision to recommend a vote against this proposal was based on the evaluation by the Nominating and Corporate Governance Committee and the other factors described below.

The current classified board provision has been in the articles of incorporation and by-laws of the Company and its predecessor since 1986. It was approved by the shareowners of the Company (which at that time was Oklahoma Gas and Electric Company) in 1986 and was included as part of the transaction subsequently approved by shareowners in 1995 relating to the formation of the Company as a holding company. The Company’s articles of incorporation and by-laws, as approved by the shareowners, ultimately would require the affirmative vote of the holders of at least 80 percent of the Company’s outstanding Common Stock to change the existing classified board provision, even if the Company’s Board of Directors supported the proposal, which it does not.

A classified board provides enhanced continuity and stability in the Board’s business strategies and policies. With a classified board, two-thirds of the directors will always have had prior experience and familiarity with the business and affairs of OGE Energy. This enables the directors to build on past experience and plan for a reasonable period into the future. This facilitates the Board’s ability to focus on long-term strategy and long-term performance.

Moreover, a classified board helps protect shareowner value in the face of a coercive takeover attempt. Absent a classified board, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of nominees at a single annual meeting by a simple majority of the votes cast, and without paying any premium to OGE Energy’s shareowners. By contrast, the presence of a classified board and other protections encourage hostile shareowners who may seek to acquire control of OGE Energy to initiate arm’s-length discussions with management and the Board, who may be in a position to negotiate a higher price or more favorable terms for shareowners or to seek to prevent a takeover that the Board believes is not in the best interest of shareowners. The fact that the entire Board could not be removed in a single proxy fight would allow directors to weigh remaining independent against accepting the offer, or a competing offer, from a position of strength. Having a classified board does not prevent unsolicited takeover attempts, but it assists the incumbent board in negotiating terms to maximize the value of the transaction to all of the Company’s shareowners.

The proponent references a study finding a significant positive link between governance practices (such as annual election of all directors as contrasted to classified boards) and firm value. A more recent report (Bates, Becher and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control (April 2007)) reaches a different view, stating:

In closing, we note that the research to date has done little to empirically evaluate the potential shareholder benefits associated with classified board provisions or establish the causal nature of the relation between board classification and firm value. In this light we suggest a more circumspect policy approach be adopted by some governance practitioners and academics whose recent calls for the abolition of this common governance provision seem unwarranted and potentially damaging for shareholders.

This report also states:

Overall, the evidence is inconsistent with the view that board classification is associated with managerial entrenchment and instead suggests that classification improves the relative bargaining power of target managers on behalf of their constituent shareholders.

In the Company’s view, by reducing the threat of an abrupt change in the composition of the entire Board, the classified board permits a more orderly process for your directors to consider any and all alternatives to maximize shareowner value.

Proponents of declassified boards would have shareowners believe that the only way to ensure director independence and accountability is to declassify the board of directors. This is false. Your Board is committed to corporate accountability and believes that such accountability depends on the selection of responsible and experienced individuals, not on whether they serve one year or three year terms. Moreover, shareowners have a variety of tools at their disposal to ensure that directors, even directors who are elected on a classified basis, are accountable to shareowners. These tools include withholding votes from directors who are standing for election, publicity campaigns and meeting with directors to express shareowner concerns. Shareowners have successfully used these accountability tools with a number of companies.

We also believe that electing directors to three-year terms, rather than one-year terms, helps to enhance the independence of non-employee directors by providing them with a longer assured term of office, thereby insulating them against pressures from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareowners. The Company’s current classified Board structure permits its directors to act independently and on behalf of shareowners without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the re-nomination process should lead to greater independence and better governance.

The affirmative vote of the holders of a majority of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this shareowner proposal. Abstentions from voting in this matter are treated as votes “AGAINST.”

The Company’s shareowners should be aware that this shareowner proposal is simply a request that the Board take the actions stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Company’s Board of Directors and, therefore, its approval would not necessarily effectuate the declassification of the Company’s Board. As noted above, to change the structure of the Company’s Board of Directors, holders of at least 80 percent of the Company’s outstanding Common Stock must approve an actual amendment to the Company’s by-laws or articles of incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE REASONS DESCRIBED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS A SHAREOWNER HAS INDICATED OTHERWISE IN VOTING THE PROXY.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Under federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company’s Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Except as set forth in the immediately succeeding sentences, to our knowledge, all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2008. During 2008, Mr. Luke R. Corbett, Mr. John D. Groendyke, Mr. Kirk Humphreys, Mr. Robert Kelley and Mr. Robert O. Lorenz, all Directors of the Company, each filed one Form 4 approximately two days late. From September 2006 through March 2008, a trust for which Mr. Corbett and his wife served as trustees engaged, without his knowledge, in 18 separate transactions in the Company’s Common Stock for which 17 Form 4’s were not timely filed. After Mr. Corbett became aware of these transactions, he filed a Form 4 reporting these transactions in February 2009. From March 15, 2008 through January 15, 2009, Mr. Mitchell received the Company’s common stock equivalents under the Company’s deferred compensation plan twice each month (for a total of 21 transactions) for which a like number of Form 4’s were not timely filed. Mr. Mitchell filed a Form 4 reporting the required information in February 2009. Also, Form 4’s for two transactions in the Company’s Common Stock were not timely filed by Mr. Mitchell. Mr. Mitchell filed a Form 4 reporting the required information in March 2009.

SHAREOWNER PROPOSALS

Any shareowner proposal intended to be included in the proxy statement for the Annual Meeting in 2010 must be received by the Company on or before December 2, 2009. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the SEC, will be included in the 2010 proxy statement.

If you intend to submit a shareowner proposal for consideration at the Annual Meeting, but do not want it included in the proxy statement, you must follow the procedures established by our By-laws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•	a brief description of the business you desire to bring before the Annual Meeting and your reasons for conducting such business at the Annual Meeting,

•	your name and address,

•	the number of shares of Common Stock which you beneficially own, and

•	any material interest you may have in the business being proposed.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Shareowners and proxy statement, unless one or more of these shareowners notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareowners who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareowners of record with whom you share an address currently receive multiple copies of our Annual Report to Shareowners and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report to Shareowners or proxy statement for your household, please contact BNY Mellon Shareowner Services; P.O. Box 358035, Pittsburgh, PA 15252-8035 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Annual Report to Shareowners or this proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareowner Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareowners may have been sent to multiple shareowners in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareowner Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, OK 73101-0321. If you want to receive separate copies of the Annual Report to Shareowners and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

LOCATION OF THE NATIONAL COWBOY AND WESTERN HERITAGE MUSEUM

East Bound or West Bound I-44 Exit to Martin Luther King Ave., continuing north approximately .2 miles. Proceed west on Northeast 63rd Street .5 miles to National Cowboy and Western Heritage Museum.

MARTIN LUTHER KING
AVENUE
FRONTIER
CITY
TURNER
TURNPIKE
KELLEY
I-35
NATIONAL COWBOY
AND WESTERN
HERITAGE MUSEUM
N. E. 63rd
N
I-44
REMINGTON PARK
ZOO
KIRKPATRICK
CENTER
SOFTBALL
HALL OF FAME

Please mark your votes as indicated in this example	X

The Board recommends a vote FOR the election as directors of the nominees named below, FOR ratification of the appointment of Ernst & Young LLP as the

Company’s principal independent accountants for 2009 and AGAINST the shareowner proposal to eliminate the classification of the terms of the directors.

FOR AGAINST ABSTAIN
1. Election of Directors. Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS	2. Ratification of the appointment of Ernst & Young LLP as the Company’s principal independent accountants for 2009.
01 Wayne Brunetti 02 John Groendyke 03 Robert Kelley 04 Robert Lorenz				3. Shareowner proposal to eliminate the classification of the terms of the directors.

(INSTRUCTIONS: To withhold authority to vote for any

individual nominee, mark the “Exceptions” box above and

write that nominee’s name in the space provided below.)

*Exceptions

____________________________________

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
				Discontinue mailing of duplicate Annual Report	I will attend the Annual Meeting
Mark Here for Address Change or Comments SEE REVERSE

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/oge Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareowners to be held on May 21, 2009.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
The Proxy Statement and the 2008 Annual Report to Shareowners are available at:	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
http://bnymellon.mobular.net/bnymellon/oge	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

OGE ENERGY CORP. Annual Meeting of Shareowners May 21, 2009

The undersigned hereby appoints Peter B. Delaney, Luke R. Corbett and Robert Kelley, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 23, 2009, at the Company’s Annual Meeting of Shareowners to be held on May 21, 2009, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S PRINCIPAL INDEPENDENT ACCOUNTANTS AND AGAINST THE SHAREOWNER PROPOSAL TO ELIMINATE THE CLASSIFICATION OF THE TERMS OF THE DIRECTORS.

PLEASE VOTE BY INTERNET, TELEPHONE, OR  MARK,  DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY

USING  THE  ENCLOSED   ENVELOPE.   Unless  you  attend  and  vote  in  person,  you  MUST  vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
Address Change/Comments	SOUTH HACKENSACK, NJ 07606-9250
(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

RETAIN FOR ADMITTANCE

321 North Harvey Avenue Oklahoma City, Oklahoma 73102	Annual Meeting of

OGE Energy Corp. Shareowners
Thursday, May 21, 2009 10:00 a.m.
National Cowboy and Western Heritage Museum
1700 Northeast 63rd Street
Oklahoma City, Oklahoma

LOCATION OF THE NATIONAL COWBOY AND  WESTERN HERITAGE MUSEUM

East Bound or West Bound I-44

Exit  to  Martin  Luther  King  Ave.,  continuing  north approximately  .2 miles.  Proceed  west  on  Northeast   63rd  Street  .5 miles to National Cowboy and Western  Heritage  Museum.

       It is important that your shares are represented at this        meeting, whether or not you attend the meeting in person.        To make sure your shares are represented, we urge you to        vote  by  Internet,  telephone,  or  complete  and  mail  the         proxy card above.